                                                                     EXHIBIT 12

Cingular Wireless LLC
Statement of Computation of Ratios of Earnings to Fixed Charges

                                                                               Quarter Ended         Period From          Year Ended
                                                                                 9/30/01           4/24 - 12/31/00        12/31/00
                                                                                 (Actual)             (Actual)           (Pro Forma)
Earnings Computation                                                                                (in millions)
Income Before Income Taxes, Extraordinary Loss                                   $   1,422            $   128            $   1,072
   and Cumulative Effect of Accounting Changes
Add:  Fixed Charges (See total below)                                                  718                260                  975
      Less:  Interest Capitalized During the Period                                    (11)                (2)                  (7)
               Pref. Stock Dividend Requirement in Fixed Charges                        --                 --                   --
Add:  Amortization Expense Related to Capitalized Interest                              --                 --                   --

Adjusted Earnings                                                                    2,129                386                2,040

Fixed Charge Computation
Interest Expense, Gross (Both expensed & capitalized)                            $     621            $   233            $     873
Amortization of debt issue costs                                                        --                 --                   --
Interest Portion of Rental Expense                                                      97                 27                  102
Dividends on Preferred Securities                                                       --                 --                   --

Total Fixed Charges                                                              $     718            $   260            $     975

Ratio of Earnings to Fixed Charges                                                    2.97               1.49                 2.09